Exhibit 99.2

For Immediate Release

Kura Sushi USA Appoints Sean Allameh as Chief Operating Officer

Irvine, CA. July 13, 2021 – Kura Sushi USA, Inc. (“Kura Sushi” or the “Company”), (NASDAQ: KRUS), a technology-enabled Japanese restaurant concept, today announced that Sean Allameh has been named the Company’s Chief Operating Officer, effective July 26, 2021.

“We are thrilled to add another seasoned expert to our leadership team to help us capitalize on the pent-up demand for our full Kura Experience as we exit the pandemic,” said Hajime Uba, President and Chief Executive Officer of Kura Sushi. “Sean comes to us with over 25 years of experience and a broad array of skills, including operations, marketing, training and new store openings. With his track record and expertise in growing emerging brands, I am confident that Sean will make immediate contributions as we continue our growth momentum in fiscal 2022.”

Most recently, Mr. Allameh served as Chief Operating Officer of Luna Grill from 2015, a California-based fast casual concept, where he helped grow the brand from 16 to 49 locations. Prior to his tenure at Luna Grill, Mr. Allameh was the Director of Operations at Umami Burger from 2013 to 2015. During his tenure there, he not only revamped the company’s procedures and guidelines including a reorganization of the new unit opening team within the training department, but also successfully opened 13 locations within two years in new markets. Before joining Umami, Mr. Allameh was a Senior Director of Operations at Arby’s, where he led 38 company-owned Arby’s locations and worked closely with senior leadership on testing and product rollout. Previously, he was the Director of Operations and Franchise at Fili Enterprises, Inc, the owner of Daphne’s Greek Café restaurant brand.  Mr. Allameh began his professional career as a General Manager and then District Manager at Sbarro, Inc.

About Kura Sushi USA, Inc.

Kura Sushi USA, Inc. is a technology-enabled Japanese restaurant concept with 32 locations in nine states and Washington DC. The Company offers guests a distinctive dining experience built on authentic Japanese cuisine and an engaging revolving sushi service model. Kura Sushi USA, Inc. was established in 2008 as a subsidiary of Kura Sushi, Inc., a Japan-based revolving sushi chain with over 480 restaurants and 35 years of brand history. For more information, please visit www.kurasushi.com.

Investor Relations Contact:

Fitzhugh Taylor

(657) 333-4010

investor@kurausa.com